Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel L. Heard and Paul E. Bullington and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Signature	Title	Date

/s/ Kenneth A. Gunderman	President, Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2026
Kenneth A. Gunderman

/s/ Paul E. Bullington	Senior Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	May 26, 2026
Paul E. Bullington
/s/ Travis T. Black	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)	May 26, 2026
Travis T. Black
/s/ Francis X. Frantz	Chairman and Director	May 26, 2026
Francis X. Frantz
/s/ Jarrett Appleby	Director	May 26, 2026
Jarrett Appleby
/s/ Scott G. Bruce	Director	May 26, 2026
Scott G. Bruce
/s/ Mary McLaughlin	Director	May 26, 2026
Mary McLaughlin
/s/ Joe Natale	Director	May 26, 2026
Joe Natale
/s/ Carmen Perez-Carlton	Director	May 26, 2026
Carmen Perez-Carlton
/s/ Johannes Weber	Director	May 26, 2026
Johannes Weber
/s/ Harold Zeitz	Director	May 26, 2026
Harold Zeitz